EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, each of the undersigned does hereby consent and agree to the joint filing on behalf of each of them of a Statement on Schedule 13D and all amendments thereto with respect to Steelcloud, Inc. common stock, par value $0.001 per share, beneficially owned by each of them, and to the inclusion of this Joint Filing Agreement as an exhibit thereto.

Date: July 12, 2010

CLIPPER INVESTORS LLC

By:	/s/ Kenneth A. Merlau
Name:	Kenneth A. Merlau
Title:	Manager

By:	/s/ Philip C. Adams
Name:	Philip C. Adams
Title:	Manager

/s/ Kenneth A. Merlau
KENNETH A. MERLAU, individually

/s/ Philip C. Adams
PHILIP C. ADAMS, individually